EXHIBIT 11

                         PARKER-HANNIFIN CORPORATION

                                  FORM 10-Q
                   COMPUTATION OF EARNINGS PER COMMON SHARE
               (Dollars in thousands, except per share amounts)
                                 (Unaudited)


                                                Three Months Ended          Six Months Ended
                                                    December 31,                December 31,
                                              _______________________   _______________________
                                                    1996         1995         1996         1995
                                              __________   __________   __________   __________
Net income applicable to common shares        $   52,564   $   48,396   $  103,669   $  105,771


Weighted average common shares outstanding
    for the period                            74,384,515   74,157,805   74,343,790   74,114,333

Increase in weighted average from dilutive
    effect of exercise of stock options          558,260      488,250      569,743      649,986
                                              __________   __________   __________   __________

Weighted average common shares, assuming
    issuance of the above securities          74,942,775   74,646,055   74,913,533   74,764,319
                                              ==========   ==========   ==========   ==========

Earnings per common share:

        Primary                               $      .70   $      .66   $     1.39   $     1.43

        Fully diluted (A)                     $      .70   $      .64   $     1.38   $     1.41



(A) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.

                                    - 13 -